Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS

Marc S. Goldfarb Senior Vice President & General Counsel 201-405-2454	Erica Pettit / Leigh Parrish General Information 212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
Reports Higher Fourth Quarter and Full Year Net Sales, Net Income and Adjusted EBITDA
Company Provides Preliminary 2010 Growth Outlook
Wayne, N.J. — March 29, 2010 — Kid Brands, Inc. (NYSE: KID), formerly known as Russ Berrie and Company, Inc., today reported financial results for the fourth quarter and full year ended December 31, 2009.
Summary Results (1)(2)(3)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
($ in millions)	2009	2008	Change	2009	2008	Change

Reported Net sales	$67.6	$55.5	21.7%	$243.9	$229.2	6.4%

Reported Net income/(loss) from continuing operations	$13.2	$(111.1)	—	$11.7	$(99.3)	—

Adjusted EBITDA from continuing operations(1)	$10.2	$1.7	501.0%	$33.4	$27.7	20.5%

Outstanding Bank debt	—	—		$82.1	$101.3	-19.0%

	Three Months	Twelve Months
($ in millions, except per share data)	Ended December 31, 2009

Adjusted net income from continuing operations(1)	$4.3	$12.3

Adjusted net income from continuing operations per diluted share(1)	$0.20	$0.57

(1)
“Adjusted net income from continuing operations”, “Adjusted net income from continuing operations per diluted share” and “Adjusted EBITDA from continuing operations” for the periods presented above are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

(2)
The year ended December 31, 2008 (“FY 2008”) reflects nine months of operations for LaJobi and CoCaLo, as each of the businesses was acquired on April 2, 2008. The quarter ended December 31, 2009 (“Q4 2009”) and the year ended December 31, 2009 (“FY 2009”) reflect a loss of sales of approximately $5.6 million and $22 million, respectively, related to Sassy’s MAM Distribution Agreement (the “MAM Agreement”), which was terminated in December 2008.

(3)
As a result of the sale of the Company’s former gift business on December 23, 2008, results of operations in this release present such gift business as discontinued operations for all periods and, unless stated otherwise, all financial results herein reflect continuing operations only.

Bruce G. Crain, Chief Executive Officer and President, commented, “We are very pleased with our fourth quarter and full year 2009 results, which exceeded our prior full year 2009 guidance of non-GAAP Adjusted EBITDA above $30 million and Adjusted net income from continuing operations per diluted share above $0.50 per share. Despite a challenging economy in 2009, we continued to invest in product development and in supporting our retail customers as we completed a significant number of new product transitions. These investments enabled us to maintain or grow our shelf space with compelling offerings of design-led, innovative and branded products. Accordingly, we were positioned to benefit when consumers modestly increased spending in the fourth quarter of 2009 and retailers responded by increasing inventories. We also continued to manage our operating expenses aggressively and generated strong cash flows that enabled us to further pay down debt.”
Fourth Quarter 2009 Results
Net sales for Q4 2009 increased 21.7% to $67.6 million, as compared to $55.5 million for the quarter ended December 31, 2008 (“Q4 2008”), driven primarily by new product placements across all of the Company’s businesses and retailer inventory re-stocking, as compared to a weak Q4 2008. In particular, LaJobi continued its strong sales growth of both licensed nursery furniture and its own branded products.
Gross profit for Q4 2009 was $21.2 million, or 31.3% of net sales, as compared to gross profit of $11.0 million, or 19.7% of net sales, for Q4 2008. The increase was primarily attributable to the strong sales growth and lower customer allowances provided in Q4 2009, partially offset by higher sales of licensed products (e.g., Carters® and Graco® brand products) as compared to Q4 2008. The Q4 2008 results included a $3.7 million impairment charge related to certain trade names and also included costs of goods increases resulting from escalations in raw material, labor, and freight costs that occurred in mid-2008.
Selling, general and administrative expenses for Q4 2009 were $12.9 million, or 19.1% of net sales, compared to $15.0 million, or 26.9% of net sales, for Q4 2008. SG&A expenses as a percent of sales and on an absolute basis decreased as a result of focused efforts to control spending throughout the Company’s operations, partially offset by $0.5 million of severance costs associated with a former executive.
The reported income tax from continuing operations for Q4 2009 was a $6.1 million benefit as compared to a $33.9 million benefit in Q4 2008. The Q4 2009 and Q4 2008 reported effective tax rates differed from the statutory rate primarily due to the release of the Company’s tax reserve in the fourth quarter of each year due to benefits from the respective closings of relevant statutes of limitations, and reductions in valuation allowances.

As a result of the foregoing, net income for Q4 2009 was $13.2 million, or $0.61 per diluted share, compared to a net loss of $109.6 million, or ($5.14) per diluted share, for Q4 2008. The reported net income for Q4 2009 includes the following special items: (i) a tax benefit of $6.1 million recorded in Q4 2009 and (ii) the severance costs referred to above. The reported net loss for Q4 2008 includes the negative impact of an aggregate of $140.6 million of non-cash impairment charges recorded in Q4 2008, consisting of charges to goodwill of $130.2 million and various tradename impairments in the aggregate amount of $10.4 million, and a tax benefit of $33.9 million.
Full Year 2009 Results
Net sales for FY 2009 increased 6.4% to $243.9 million, as compared to $229.2 million for FY 2008. The sales increase resulted primarily from the inclusion of $26.7 million of sales from LaJobi and CoCaLo in the first quarter of 2009, which were not included in the comparable period in 2008, as well as sales growth for the remainder of the year at LaJobi and CoCaLo, partially offset by the termination of Sassy’s MAM Agreement, which accounted for $22.0 million of sales in 2008 that did not recur in 2009.
Net income for FY 2009 was $11.7 million, or $0.54 per diluted share, compared to a net loss of $111.6 million, or ($5.23) per diluted share, for FY 2008. The reported net income for FY 2009 includes the following special items: (i) a $15.6 million non-cash charge to income/(loss) from continuing operations in connection with the Applause® trade name and the consideration received by the Company in connection with the divestiture of its former gift business; (ii) $0.9 million in severance costs associated with two former executives; and (iii) a tax benefit of $7.2 million. The reported net loss for FY 2008 includes the negative impact of an aggregate of $140.6 million of non-cash impairment charges recorded in Q4 2008, consisting of charges to goodwill of $130.2 million and various trade name impairments in the aggregate amount of $10.4 million, and a tax benefit of $29.0 million.
At December 31, 2009, outstanding bank debt was $82.1 million, which reflects the repayment of approximately $19.2 million of bank debt in 2009 and $47.4 million of debt repayment since the credit facility commenced on April 2, 2008.
2010 Outlook
Based on management’s macroeconomic outlook and strategic plans, the Company currently anticipates that net sales will grow to at least $256 million for fiscal 2010. The Company also currently anticipates that full year non-GAAP Adjusted net income per diluted share will grow to at least $0.67 per diluted share (from a comparable non-GAAP Adjusted net income of $0.57 per diluted share). This outlook assumes taxes at a statutory rate of 39%.
The Company also currently anticipates that it will have the capacity to reduce its outstanding bank debt by at least an additional $20 million in 2010 with cash generated by operations.

Mr. Crain concluded, “We believe that the attractive characteristics of the infant and juvenile industry — which include stable to modestly growing birth rates and other consumer demographics, limited seasonality, and retailers driving further supplier consolidation — position us well for 2010 and beyond. Although our view regarding consumers and retailers is cautious during early 2010, we intend to continue extending our leadership position and building market share by leveraging our combination of design-led brands, category leadership positions and operational strengths. While we remain committed to controlling and leveraging expenses, we will also continue to invest in the business and seek opportunities to deliver synergies and benefits globally across the organization that should benefit all our stakeholders over time.”
Conference Call Information
The conference call, which will be held at 10:30 a.m. ET today, March 29, 2010, may be accessed by dialing 800-254-5933, or 973-409-9255, access code: 64433559. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or at http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=2966750. A replay of the call will be available through April 5, 2010, by dialing 800-642-1687 or 706-645-9291, access code: 64433559. In addition, the webcast of the call will be archived online shortly after the conference call for 90 days.
Non-GAAP Information
In this release, certain financial measures for each of Q4 2009 and FY 2009, and Q4 2008 and FY 2008, are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All “Adjusted net income from continuing operations”, “Adjusted net income from continuing operations per diluted share”, and “Adjusted EBITDA from continuing operations” in this release are non-GAAP financial measures.
Adjusted net income from continuing operations is defined as net income from continuing operations plus/minus certain special items, after giving effect to the tax impact of such items. Adjusted net income from continuing operations and Adjusted net income from continuing operations per diluted share, which are presented for Q4 2009 and FY 2009, exclude: (i) for Q4 2009 and FY 2009, a tax benefit of $6.1 million and $7.2 million, respectively; and (ii) for FY 2009, a $15.6 million non-cash charge in connection with the Applause® trade name and the consideration received by the Company in connection with the sale of its former gift business (the “Gift Charges”). In connection with item (i) above, an assumed 39% effective tax rate has been applied to the Company’s pre-tax income from continuing operations, and with respect to item (ii) above, such item has been adjusted after giving effect to related taxes by applying an assumed 39% effective tax rate.
Adjusted EBITDA from continuing operations is defined as net income/(loss) from continuing operations plus provision for interest expense, income taxes, depreciation, amortization, and other non-cash, special or non-recurring charges from continuing operations.

Adjusted EBITDA from continuing operations excludes the interest expense, income taxes, depreciation and amortization reflected in net income/(loss) from continuing operations and set forth in detail in the reconciliation table attached to this press release. In addition, the following non-cash, special or non-recurring charges were added back to net income/(loss) from continuing operations to arrive at Adjusted EBITDA from continuing operations for the periods presented:
(a)	For Q4 2009 and FY 2009:
(i)	for FY 2009, the Gift Charges ($15.6 million);
(ii)	non-cash expenses related to stock-based compensation of $0.2 million in Q4 2009 and $1.6 million in FY 2009, recorded in selling, general and administrative expense;
(iii)
transaction costs of $0.2 million in Q4 2009 and $0.3 million in FY 2009, recorded in selling, general and administrative expense, related to the sale of the Company’s former gift business and post-sale closing matters, as well as expenses incurred in connection with the Company’s previous exploration of strategic alternatives; and

(iv)	severance costs of $0.5 million in Q4 2009 and $0.9 million in FY 2009.
(b)	For Q4 2008 and FY 2008:
(i)	a non-cash impairment charge of $130.2 million to goodwill, recorded in Q4 2008 and FY 2008 in “impairment of goodwill and other intangibles”, as a result of the annual impairment testing process;
(ii)
a non-cash impairment charge of $6.7 million, recorded in Q4 2008 and FY 2008 in “impairment of goodwill and other intangibles”, related to the reduced value of the Company’s Applause® trademark resulting from the sale of the gift business;

(iii)
a non-cash impairment charge of $3.7 million, recorded in Q4 2008 and FY 2008 in “cost of goods sold”, related to certain infant and juvenile trade names as a result of the annual impairment testing process;

(iv)	non-cash expenses related to stock-based compensation of $0.3 million in Q4 2008 and $1.6 million in FY 2008, recorded in selling, general and administrative expense; and
(v)	transaction costs of $0.6 million in Q4 2008 and $1.1 million in FY 2008, recorded in selling, general and administrative expense, related to the sale of the Company’s former gift business.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. In addition, management believes that excluding the impact of expensing equity compensation and the related effects of applying ASC Topic 718 “Compensation — Stock Compensation” provides supplemental measures that will facilitate comparisons between periods before and during when such expenses are incurred. As a result, the non-GAAP financial measures presented by us in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the table attached to this press release.

Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta ®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
###

KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months
	December 31,		Ended December 31,
	2009	2008	2009	2008
Net sales	$67,607	$55,548	$243,936	$229,194

Cost of sales	46,452	44,587	168,741	160,470

Gross profit	21,155	10,961	75,195	68,724

Selling, general and administrative expenses	12,897	14,965	48,583	50,779
Impairment and valuation reserve	—	—	15,620	—
Goodwill Impairment	—	136,931	—	136,931

Operating income	8,258	(140,935)	10,992	(118,986)

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(1,168)	(3,986)	(6,620)	(9,655)
Interest and investment income	—	(33)	10	78
Other, net	25	(25)	161	192

	(1,143)	(4,044)	(6,449)	(9,385)

Income (loss) from continuing operations before income tax (benefit) provision	7,115	(144,979)	4,543	(128,371)

Income tax (benefit) provision	(6,075)	(33,861)	(7,162)	(29,031)

Income (loss) from continuing operations	13,190	(111,118)	11,705	(99,340)

Discontinued operations:
Income (loss) from discontinued operations	—	(1,646)	—	(17,268)
Gain (loss) on disposition	—	905	—	905
Income tax (benefit) from discontinued operations	—	(2,237)	—	(4,147)

Income (loss) from discontinued operations, net of tax	—	1,496	—	(12,216)

Net income (loss)	$13,190	$(109,622)	$11,705	$(111,556)

Basic earnings (loss) per share:
Continuing operations	$0.62	$(5.21)	$0.55	$(4.66)
Discontinued operations	—	0.07	—	(0.57)

	$0.62	$(5.14)	$0.55	$(5.23)

Diluted earnings (loss) per share:
Continuing operations	$0.61	$(5.21)	$0.54	$(4.66)
Discontinued operations	—	0.07	—	(0.57)

	$0.61	$(5.14)	$0.54	$(5.23)

Weighted average shares:
Basic	21,375,000	21,308,000	21,371,000	21,302,000

Diluted	21,568,000	21,308,000	21,532,000	21,302,000

KID BRANDS, INC.
CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)

	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$1,593	$3,728

Accounts receivable, net	42,940	39,509

Inventories, net	37,018	47,169

Other current assets	5,798	4,208

Long-term assets	119,529	140,820

Total assets	$206,878	$235,434

Short-term debt	$28,633	$27,047

Other current liabilities	29,734	42,521

Long-term liabilities	57,417	87,990

Total liabilities	115,784	157,558

Shareholders’ equity	91,094	77,876

Total liabilities and shareholders’ equity	$206,878	$235,434

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2009
To arrive at Adjusted net income from continuing operations and Adjusted net income from continuing operations per diluted share:
Net income from continuing operations, as reported	$13,190	$11,705
Less: Tax benefit	(6,075)	(7,162)
Less: Tax provision applied to pre-tax income	(2,775)	(1,772)
Add: Impairment charge and valuation reserve	—	15,620
Less: Tax impact of impairment charges and valuation reserve (using assumed 39% effective rate)	—	(6,092)

Adjusted net income from continuing operations	$4,340	$12,299

Adjusted net income from continuing operations per diluted share	$0.20	$0.57

Weighted-average diluted shares outstanding, as reported	21,568,000	21,532,000

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
To arrive at Adjusted EBITDA from continuing operations:
Net income/(loss) from continuing operations, as reported	$13,190	$(111,118)	$11,705	$(99,340)
Add: Impairments and valuation reserve	—	140,631	15,620	140,631
Add: Net income tax provision	(6,075)	(33,861)	(7,162)	(29,031)
Add: Net interest expense, including amortization and write-off of deferred financing costs	1,168	3,986	6,620	9,655
Add: Depreciation and amortization	1,000	1,179	3,838	3,023
Add: Stock-based compensation expense	192	278	1,605	1,635
Add: Transaction costs	230	597	311	1,126
Add: Severance costs	459	—	853	—

EBITDA from continuing operations	$10,164	$1,692	$33,390	$27,699